EXHIBIT 5.1


                       OPINION OF CLIFFORD CHANCE US LLP

September 27, 2002


E*TRADE Group, Inc.
4500 Bohannon Drive
Menlo Park, CA 94025

Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as special counsel to E*TRADE Group, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement covers offers and sales of up to 11,750,052 shares (the "Shares") of the Company's common stock, par value $0.01 per share, that may be made from time to time by the selling shareholders named in the Registration Statement.

     In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate. As to factual matters relevant to the opinion set forth below, we have, with your permission, relied upon certificates of officers of the Company and public officials.

     Based upon the foregoing, and on such examination of law as we have deemed necessary, we are of the opinion that, the Shares have been duly authorized and validly issued and are fully paid and non-assessable.

     The foregoing opinion relates only to the General Corporation Law of the State of Delaware.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm in the prospectus forming a part of the Registration Statement under the caption "Legal Matters." In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.


Very truly yours,

/s/ Clifford Chance US LLP